                                                                    EXHIBIT 99.3


                               September 1, 2006


Attn: Tony Asaro

Ladies and Gentlemen:

Isilon Systems, Inc. (the "Company") has requested that ENTERPRISE STRATEGY GROUP (ESG) execute this letter in connection with a proposed initial public offering by the Company (the "IPO"). In connection with the IPO, the Company will be filing a registration statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission. In response to such request, please be advised as follows:

     1. ESG consents to the use by the Company of ESG's name in portions of the prospectus and the Registration Statement.

     2. ESG consents to the use by the Company of the research data substantially in the form furnished hereto as Exhibit A, which will be included as part of the Registration Statement. In granting such consent, ESG represents that, to its knowledge, the statements made in such research data are accurate and fairly present the matters referred to therein.

ESG agrees that the existence and terms of the IPO constitute confidential information and agrees not to disclose such confidential information to any person or entity or use such confidential information for any purpose other than as set forth herein.

Very truly yours,



                                        ENTERPRISE STRATEGY GROUP



                                        By:  /s/ Anthony Asaro
                                             --------------------
                                             Anthony Asaro
                                             Senior Analyst

EXHIBIT A
---------

IN SUMMARY SECTION

According to the Enterprise Strategy Group, or ESG, certain industries including multimedia, oil and gas, scientific research, healthcare, personal Internet services and software development will experience rapid growth in file-based storage capacity. For example, in disk-based digital archiving, which is one portion of the market our systems address, ESG forecasts that the demand for storage capacity will grow from 377 petabytes in 2005 to nearly 11,000 petabytes in 2010, representing a 96% compound annual growth rate, with the substantial majority of this stored information comprised of unstructured content, such as office documents, web pages, digital images and audio and video files.

IN BUSINESS SECTION

According to ESG, certain industries including multimedia, oil and gas, scientific research, healthcare, personal Internet services and software development will experience rapid growth in file-based storage capacity. For example, in disk-based digital archiving, which is one portion of the market our systems address, ESG forecasts that the demand for storage capacity will grow from 377 petabytes in 2005 to nearly 11,000 petabytes in 2010, representing a 96% compound annual growth rate, with the substantial majority of this stored information comprised of unstructured content, such as office documents, web pages, digital images and audio and video files.